Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Whirlpool Corporation Nonemployee Director Equity Plan of our reports dated March 4, 2005, with respect to the consolidated financial statements and schedule of Whirlpool Corporation, Whirlpool Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Whirlpool Corporation, included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

May 25, 2005

Chicago, Illinois